EMPLOYMENT AGREEMENT

         AGREEMENT dated July 23, 1998 between RICHARD L. SISISKY residing at 6676 Epping Forest Way North, Jacksonville, Florida 32217 ("Executive"), and PARKERVISION, INC., a Florida corporation having its principal office at 8493 Baymeadows Way, Jacksonville, Florida 32256 ("Company").

         WHEREAS, the Company and Executive reached an oral agreement on May 22, 1998 with respect to Executive's employment by the Company;

         WHEREAS, Executive commenced employment with the Company on June 15, 1998; and

         WHEREAS, the Company and Executive desire to evidence their agreement in writing and to provide for the employment of Executive by the Company on the terms set forth herein;

         IT IS AGREED:

         1.       Employment, Duties and Acceptance

                  1.1 The Company confirms the employment of Executive commencing June 15, 1998 and continuing through the date hereof. The Company hereby employs Executive commencing July 23, 1998 as its President and Chief Operating Officer ("COO"). Executive shall report directly to the Chairman of the Board and Chief Executive Officer of the Company ("CEO"). All of Executive's powers and authority in any capacity shall at all times be subject to the direction and control of the CEO and the Company's Board of Directors.

                  1.2 The Board and the CEO may assign to Executive such general management and supervisory responsibilities and executive duties for the Company or any subsidiary of the Company, including serving as a director, as are consistent with Executive's status as President and COO. The Company and Executive acknowledge that Executive's primary functions and duties as President and COO shall be the overall supervision of, and oversight over, all the operations and employees (other than the CEO) of the Company and its subsidiaries and divisions; provided, however, that Executive shall not supervise or oversee the operations or employees of the Company's advanced research and development or investor and public relations departments.

                  1.3 Executive accepts such employment and agrees to devote substantially all of his business time, energies and attention to the performance of his duties hereunder. Nothing herein shall be construed as preventing Executive from making and supervising personal investments, provided they will not interfere with the performance of Executive's duties hereunder or violate the provisions of paragraph 5.4 hereof.

                  1.4 Promptly after the execution of this Agreement, the Company shall expand its Board of Directors from six to seven members and elect Executive to serve as a director until the next annual meeting of shareholders and until his successor is duly elected and qualified.

         2.       Compensation and Benefits

                  2.1 The Company shall pay to Executive a salary at the annual rate of $250,000 during the term hereof. Executive's compensation shall be paid in equal, periodic installments in accordance with the Company's normal payroll procedures.

                  2.2 The Company shall also pay to Executive on or prior to April 30 of each year (commencing April 30, 1999 and continuing on each April 30 thereafter) during the term of this Agreement, and on the April 30 following the termination of Executive employment pursuant to Sections 3.2, 3.3 or 3.5 hereof Payment Date, a bonus (Bonus) for services rendered during the Company's fiscal year immediately preceding the Payment Date ("Bonus Year") equal to 5% of the increase, if any, from (i) the Company's "Pre-Tax Operating Income" (as defined below) for the Company's fiscal year immediately preceding the Bonus Year ("Prior Year") to (ii) Pre-Tax Operating Income for the Bonus Year. "Pre-Tax Operating Income" shall mean the Company's consolidated net income before taxes, interest, and any other charges included in the "Other Interest or Expense" line item (or similar caption) on the Company's Income Statement, but after depreciation and amortization, in each case without giving effect to any extraordinary loss or gain, as determined by the Company's independent public accountants based on the audited financial statements of the Company. When determining the Bonus, there shall be deemed to be an "increase" in Pre-Tax Operating Income to the extent the Pre-Tax Operating Income in the Bonus Year is less of a negative number than the Pre-Tax Operating Income in the Prior Year. The Bonus shall be pro-rated if Executive was not employed by the Company for the full Bonus Year. Such pro-ration shall be accomplished by first calculating the Bonus based on Pre-Tax Operating Income for the full Bonus Year and then multiplying it by a fraction, the numerator of which is the number of calendar months or portions thereof worked by Executive during the Bonus Year and the denominator of which is 12 (the resulting product being referred to as the "Pro-Rated Bonus").

                  2.3 As additional compensation for services to be rendered by Executive hereunder:

                           (a)    The Company hereby issues to Executive options
to purchase 250,000 shares of the Common Stock of the Company ("Common Stock") at a price of $21.375 per share ("Vesting Options"), as evidenced by a Stock
Option Agreement of even date herewith between the Company and Executive. Vesting Options to purchase 25,000 shares of Common Stock shall vest on December 31, 1998 and Vesting Options to purchase 50,000, 60,000, 70,000 and 45,000 shares of common Stock shall vest, respectively, on December 31st of each of the next four years, and will remain exercisable until June 15, 2008, except as set forth in the Stock Option Agreement.

                           (b)      The Company  also hereby issues to Executive
options to purchase an additional 250,000 shares of Common Stock at a price of $21.375 per share ("Acceleration Options" and, together with the "Vesting Options," the "Agreement Options"), as evidenced by a second Stock Option Agreement of even date herewith between the Company and Executive. The
Acceleration Options will vest on December 15, 2003, but vesting shall be accelerated based on either the Company generating certain levels of gross profit and/or the Common Stock attaining certain price levels, and will remain exercisable until June 15, 2008, except as set forth in the Stock Option Agreement.


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                           (c)      The shares  of Common  Stock  underlying the
Agreement Options shall be included on a Registration Statement on Form S-8 to be filed by the Company on or prior to August 31, 1998, to the extent it is legally permissible to include such shares.

                  2.4 Executive shall be entitled to such medical, disability, life insurance (of no less than $1,000,000), retirement and other benefits as are generally afforded to other senior executives of the Company, subject to applicable waiting periods and other conditions.

                  2.5 Executive shall be entitled to three weeks of vacation in each calendar year and to a reasonable number of other days off for religious and personal reasons (in addition to national holidays observed by the Company generally).

                  2.6 The Company will pay or reimburse Executive for all transportation, hotel and other expenses reasonably incurred by Executive on business trips and for all other ordinary and reasonable out-of-pocket expenses actually incurred by him in the conduct of the business of the Company against itemized vouchers submitted with respect to any such expenses and approved in accordance with customary procedures.

         3.       Term and Termination

                  3.1 The term of this Agreement commences as of June 15, 1998 and shall continue until December 31, 2003, unless sooner terminated as herein provided.

                  3.2 If Executive dies during the term of this Agreement, this Agreement shall thereupon terminate, except that the Company shall pay to the legal representative of Executive's estate (i) the base salary due Executive pursuant to paragraph 2.1 hereof through the date of Executive's death, (ii) the Pro-Rated Bonus with respect to the Bonus Year in which the Agreement is terminated, (iii) all valid expense reimbursements through the date of the termination of this Agreement, and (iv) all accrued but unused vacation pay.

                  3.3 The Company, by notice to Executive, may terminate this Agreement if Executive shall fail because of illness or incapacity to render, for three consecutive months, services of the character contemplated by this Agreement. Notwithstanding such termination, the Company shall pay to Executive
(i) the base salary due Executive pursuant to paragraph 2.1 hereof through the date of such notice, less any amount Executive receives for such period from any Company-sponsored or Company-paid source of insurance or disability compensation or government program, (ii) the Pro Rated Bonus with respect to the Bonus Year in which the Agreement is terminated, (iii) all valid expense reimbursements through the date of the termination of this Agreement, and (iv) all accrued but unused vacation pay.

                  3.4 The Company, by notice to Executive, may terminate this Agreement for cause. As used herein, "Cause" shall mean: (a) the refusal or failure by Executive to carry out specific directions of the Board or the CEO which are of a material nature and consistent with his status as President and COO, or the refusal or failure by Executive to perform a material part of Executive's duties hereunder; (b) the commission by Executive of a material breach of any of the provisions of this Agreement; (c) fraud or dishonest action by Executive in his relations with the Company or any of its subsidiaries or affiliates, or with any customer or business contact of the Company or any of its subsidiaries or affiliates ("dishonest" for these purposes shall mean Executive's knowingly or recklessly making of a material misstatement or omission for his personal benefit); or (d) the conviction of Executive of any crime involving an act of moral turpitude. Notwithstanding the foregoing, no "Cause" for termination shall be deemed to exist with respect to Executive's acts described in clauses (a) or (b) above, unless the Company shall have given written notice to Executive specifying the "Cause" with reasonable particularity and, within ten calendar days after such notice, Executive shall not have cured or eliminated the event or behavior giving rise to such "Cause" or, if a cure cannot reasonably be completed within ten days, Executive shall not have commenced and be diligently pursing such cure, which, in any event, is completed within 30 days after such notice; provided, however, that a repeated breach after notice and cure of any provision of clauses (a) or (b) above involving the same or substantially similar actions or conduct shall be grounds for termination for "Cause" without any additional notice from the Company. Notwithstanding termination for "Cause," the Company shall pay to Executive (i) the base salary due Executive pursuant to paragraph 2.1 hereof through the date of such notice, less any amount Executive receives for such period from any Company-sponsored or Company-paid source of insurance, disability compensation or government program, (ii) all valid expense reimbursements through the date of the termination of this Agreement, and (iii) all accrued but unused vacation pay.

                  3.5 (a) The Company, upon ten days notice to Executive, may terminate this Agreement for any reason other than pursuant to paragraphs 3.2,
3.3 or 3.4 (" Without Cause Termination").

                           (b)      The Executive, by notice to the Company, may
terminate this Agreement if a "Good Reason" exists. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following circumstances without the Executive's prior express written consent: (i) a substantial and material adverse change in the nature of Executive's title, duties or responsibilities with the Company that represents a demotion from his title, duties or responsibilities as in effect immediately prior to such change;
(ii) Executive is not nominated to serve as a director by the Company or is removed from service as a director of the Company (other than for cause); (iii) a material breach of this Agreement by the Company; (iv) a failure by the Company to make any payment to Executive when due, unless the payment is not material and is being contested by the Company, in good faith; (v) an occurrence of an "Acceleration Event" occurs within the meaning of the Stock Option Agreement for the Vesting Options; (vi) a liquidation, bankruptcy or receivership of the Company; or (vii) a person other than Mr. Jeffrey Parker becomes the CEO, other than by reason of Mr. Parker's death or disability. Notwithstanding the foregoing, (A) any notice of termination based on circumstances described in (v) or (vii) above must be given to the Company within 30 days of the circumstance occurring, and (B) no Good Reason shall be deemed to exist with respect to the Company's acts described in clauses (i),
(ii), (iii) or (iv) above, unless the Executive shall have given written notice to the Company specifying the Good Reason with reasonable particularity and, within ten calendar days after such notice, the Company shall not have cured or eliminated the event or behavior giving rise to such Good Reason or, if a cure cannot reasonably be completed within ten days, the Company shall not have commenced and be diligently pursuing such cure, which, in any event, is completed within 30 days after such notice; provided, however, that a repeated breach after notice and cure of any provision of clauses (i), (ii), (iii) or


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



(iv) above involving the same or substantially similar actions or conduct shall be grounds for termination for Good Reason without any additional notice from the Executive.

                           (c)      In the event  of a Without Cause Termination
or if Executive terminates this Agreement for Good Reason pursuant to the provisions of this paragraph 3.5, the Company shall pay to Executive (or in the case of his death after such termination, the legal representative of
Executive's estate or such other person or persons as Executive shall have designated by written notice to the Company), (i) for a period of 18 months after termination of this Agreement, all salary required under paragraph 2.1 and, to the extent legally permissible, benefits required under paragraph 2.4 hereof and (ii) the Pro-Rated Bonus with respect to the Bonus Year in which Executive's employment is terminated.

                  3.6 If Executive's employment hereunder is terminated for any reason, then Executive shall, at the Company's request, resign as a director of the Company and all of its subsidiaries, effective upon the occurrence of such termination.

         4.       Executive Indemnity

                  4.1 The Company agrees to indemnify Executive and hold Executive harmless against all losses, damages, costs, expenses (including, without limitation, reasonable attorneys' fees) and liabilities (other than settlements to which the Company does not consent, which consent shall not be unreasonably withheld) (collectively, "Losses") reasonably incurred by Executive in connection with any claim, action, proceeding or investigation brought against or involving Executive with respect to, arising out of or in any way relating to Executive's employment with the Company or Executive's service as a director of the Company; provided, however, that the Company shall not be required to indemnify Executive for Losses incurred as a result of Executive's intentional misconduct or gross negligence (other than matters where Executive acted in good faith and in a manner he reasonably believed to be in or not opposed to the Company's best interests). Executive shall promptly notify the Company of any claim, action, proceeding or investigation under this paragraph and the Company shall be entitled to participate in the defense of any such claim, action, proceeding or investigation and, if it so chooses, to assume the defense with counsel selected by the Company; provided that Executive shall have the right to employ counsel to represent him (at the Company's expense) if the representation of both the Company and Executive would be inappropriate because of actual or potential conflicts of interest between the parties. The Company shall not settle or compromise any claim, action, proceeding or investigation without Executive's consent, which consent shall not be unreasonably withheld; provided, however, that such consent shall not be required if the settlement entails only the payment of money by the Company and either the Executive is released from all liability at the time of the settlement or the Company fully indemnifies Executive in connection therewith in a manner reasonably satisfactory to Executive. The Company further agrees to advance any and all expenses (including, without limitation, the fees and expenses of counsel) reasonably incurred by the Executive in connection with any such claim, action, proceeding or investigation, provided Executive first enters into an appropriate agreement for repayment of such advances if indemnification is found not to have been available.

         5.       Protection of Confidential Information; Non-Competition

                  5.1      Executive acknowledges that:

                           (a)   As a result of his employment with the Company,
Executive has obtained and will obtain secret and confidential information concerning the business of the Company and its subsidiaries and affiliates (referred to collectively in this paragraph 5 as the "Company"), including, without limitation, information with respect to the Company's patents, patent applications and other proprietary rights, trade secrets and "know-how," finances, and customer and client relationships ("Confidential Information").

                           (b) The Company will suffer  substantial damage which
will be difficult to
compute if, during the period of his employment with the Company or thereafter, Executive should enter a business competitive with the Company or divulge Confidential Information.

                           (c)   The provisions of this Agreement are reasonable
and necessary for the protection of the business of the Company.

                  5.2 Executive agrees that he will not at any time, either during the term of this Agreement or thereafter, divulge to any person or entity any Confidential Information obtained or learned by him as a result of his employment with, or prior retention by, the Company, except (i) in the course of performing his duties hereunder, (ii) with the Company's express written consent; (iii) to the extent that any such information is in the public domain other than as a result of Executive's breach of any of his obligations hereunder; or (iv) where required to be disclosed by court order, subpoena or other government process. If Executive shall be required to make disclosure pursuant to the provisions of clause (iv) of the preceding sentence, Executive promptly, but in no event more than three business days after learning of such subpoena, court order, or other government process, shall notify, by personal delivery or by electronic means, confirmed by mail, the Company and, at the Company's expense, Executive shall: (a) take all reasonably necessary and lawful steps required by the Company to defend against the enforcement of such subpoena, court order or other government process, and (b) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

                  5.3 Upon termination of his employment with the Company, Executive will promptly deliver to the Company all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof, including copies in electronic format or media) relating to the business of the Company and all property associated therewith, which he may then possess or have under his control; provided, however, that Executive shall be entitled to retain copies of such documents reasonably necessary to document his financial relationship (both past and future) with the Company.

                  5.4 During the period commencing on the date hereof and ending on the two-year anniversary of the date Executive's employment hereunder is terminated (except for termination by Executive for Good Reason, in which case the period shall end on the 18-month anniversary), Executive, without the prior written permission of the Company, shall not, anywhere in the world, (i) be employed by, or render any services to, any person, firm or corporation engaged in any business which is directly or indirectly in competition with the Company



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("Competitive Business"); (ii) engage in any Competitive Business for his or its own account; (iii) be associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; (iv) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by the Company during the year prior to the date Executive\'92s employment is terminated; or (v) solicit, interfere with, or endeavor to entice away from the Company, for the benefit of a Competitive Business, any of its customers or other persons with whom the Company has a contractual relationship. Notwithstanding the foregoing, nothing in this agreement shall preclude Executive from (a) investing his personal assets in the securities of any corporation or other business entity which is engaged in a Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in his beneficially owning, at any time, more than 2.0% of the publicly-traded equity securities of such Competitive Business.

                  5.5 If Executive commits a breach, or threatens to commit a breach, of any of the provisions of Sections 5.2 or 5.4, the Company shall have the right and remedy:

                           (a)        to  have the provisions  of this Agreement
specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and

                           (b)      to require Executive to  account for and pay
over to the Company all monetary damages suffered by the Company as the result of any transactions constituting a breach of any of the provisions of Sections
5.2 or 5.4, and Executive hereby agrees to account for and pay over such damages to the Company.

         Each of the rights and remedies enumerated in this Section 5.5 shall be independent of the other, and shall be severally enforceable, and such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity.

         In connection with any legal action or proceeding arising out of or relating to this Agreement, the prevailing party in such action or proceeding shall be entitled to be reimbursed by the other party for the reasonable attorneys' fees and costs incurred by the prevailing party.

                  5.6 If any provision of Sections 5.2 or 5.4 is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration, or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

                  5.7 The provisions of this paragraph 5 shall survive the termination of this Agreement for any reason.



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         6.       Miscellaneous Provisions

                  6.1 All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when (i) delivered personally to the party to receive the same, or (ii) when mailed first class postage prepaid, by certified mail, return receipt requested, addressed to the party to receive the same at his or its address set forth below, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this Section 6.1. All notices shall be deemed to have been given as of the date of personal delivery or mailing thereof.

                  If to Executive:

                           Richard L. Sisisky
                           6676 Epping Forest Way North
                           Jacksonville, Florida  32217

                  With a copy to:

                           James L. Main, Esq.
                           Holland & Knight LLP
                           1 Independent Drive, Suite 2000
                           Jacksonville, Florida  32202

                  If to the Company:

                           ParkerVision, Inc.
                           8493 Baymeadows Way
                           Jacksonville, Florida  32256

                  With a copy to:

                           David Alan Miller, Esq.
                           Graubard Mollen & Miller
                           600 Third Avenue
                           New York, NY  10016

                  6.2 Prior to or simultaneously with commencing employment, Executive shall execute such customary agreements regarding assignment of inventions as are executed by the Company's employees generally.

                  6.3 This Agreement, the Stock Option Agreements executed simultaneously herewith and the agreements referred to in Section 6.2 above set forth the entire agreement of the parties relating to the employment of Executive and are intended to supersede all prior negotiations, understandings and agreements. No provisions of this Agreement, the Stock Option Agreements or the agreements referred to in Section 6.2 above may be waived or changed except by a writing by the party against whom such waiver or change is sought to be



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

enforced. The failure of any party to require performance of any provision hereof or thereof shall in no manner affect the right at a later time to enforce such provision.

                  6.4 All questions with respect to the construction of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of Florida applicable to agreements made and to be performed entirely in Florida.

                  6.5 This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. This Agreement shall not be assignable by Executive, but shall inure to the benefit of and be binding upon Executive's heirs and legal representatives.

                  6.6 Should any provision of this Agreement become legally unenforceable, no other provision of this Agreement shall be affected, and this Agreement shall continue as if the Agreement had been executed absent the unenforceable provision.

                  6.7 If, during the term hereof, Executive is nominated to serve as a director of the Company but fails to be elected, he shall nonetheless be invited to attend each meeting of the Board of Directors of the Company through the remainder of the term hereof.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.



                                  -----------------------------------
                                  RICHARD L. SISISKY


                                  PARKERVISION, INC.


                                  By:________________________________
                                    Jeffrey Parker, Chairman of the Board
                                     and Chief Executive Officer


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